Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1818 Market Street Philadelphia, Pa. 19103-3615

For further information contact: Thomas Golembeski (media) 215-977-6298 Peter Gvazdauskas (investors) 215-977-6322	For release: Immediately

No. 11

Sunoco Logistics Partners L.P. Reports Record Earnings, Increases Distribution for

Second Quarter 2011 and Agrees to Acquire Crude Oil Business

PHILADELPHIA, July 26, 2011 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced record net income attributable to owners for the second quarter 2011 of $94 million ($2.40 per unit diluted), compared with $51 million ($1.29 per unit diluted) for the second quarter 2010. Highlights of the second quarter 2011 include:

•	Record distributable cash flow of $106 million for the quarter compared to $55 million for the prior year period

•	Finished the quarter with a Debt to EBITDA ratio of 3.3x

•	Acquired controlling financial interest in the Inland Corporation, the owner of a 350-mile refined products pipeline in Ohio

•	Announced the third quarter 2011 acquisitions of the Eagle Point tank farm and East Boston refined products terminal

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the second quarter 2011 of $1.215 per limited partnership unit ($4.86 annualized) to be paid on August 12, 2011 to unit holders of record on August 8, 2011. This represents the twenty-fifth consecutive quarterly distribution increase and resulted in a 2.0 times coverage ratio for the quarterly cash distribution.

“A number of market opportunities within our crude oil segment drove our record results during the second quarter,” said Lynn L. Elsenhans, Chairman and Chief Executive Officer. “Overall supply and demand for crude oil in the southwest, along with opportunities to capture the contango market structure, led to expansion of our lease crude volumes and margins and high utilization of our services.”

The Partnership also announced today that it has signed a definitive agreement with Texon L.P. (“Texon”) to acquire its crude oil purchasing and marketing business for $205 million plus inventory. The Partnership expects to fund the acquisition with borrowings under its revolving credit facilities pending more permanent financing. The transaction is expected to close in the third quarter 2011 and will be immediately accretive.

The purchase consists of lease crude business and gathering assets in 16 states, primarily in the western United States. This acquisition significantly increases the Partnership’s position in key oil producing states and growing shale areas. Texon’s current total volume is approximately 75,000 barrels per day at the wellhead.

“We are excited to add another lease crude acquisition business to our portfolio,” said Lynn L. Elsenhans, Chairman and Chief Executive Officer. “This acquisition expands our lease business by more than 30 percent, fits well with our existing crude oil division, and gives us an excellent entrance into high growth areas like the Bakken,

Granite Wash, and Eagle Ford shale regions. We look forward to providing outstanding service to an expanded customer base.”

Commenting on the Partnership’s growth, Elsenhans stated, “This year we have announced more than $450 million in acquisitions as part of our plan to seek strategic and accretive transactions to complement our existing asset base and expand our platform. In the second half of 2011, we will continue to execute our organic capital plan, work toward definitive commercial agreements for our West Texas crude and Marcellus ethane projects, and pursue additional opportunities to grow Sunoco Logistics.”

DETAILS OF SECOND QUARTER SEGMENT RESULTS

	Three Months Ended June 30,
	2011	2010	Variance
	(in millions)
Refined Products Pipeline System	$8	$13	$(5)
Terminal Facilities	34	28	6
Crude Oil Pipeline System	79	29	50

Operating Income	$121	$70	$51

Interest expense, net	19	19	—
Provision for income taxes	6	—	6

Net Income	$96	$51	$45
Net income attributable to noncontrolling interests	2	—	2

Net income attributable to Sunoco Logistics Partners L.P.	$94	$51	$43

Refined Products Pipeline System

Operating income for the second quarter 2011 decreased from the prior year period due to lower pipeline volumes on the Partnership’s refined product pipelines in the southwest and unplanned refinery issues in the northeast. The decreased operating income was partially offset by results from the acquisition of a controlling financial interest in Inland Corporation in the second quarter 2011.

Terminal Facilities

Record quarterly operating income was primarily related to increased contributions from the butane blending business acquired in July 2010 and higher tank rentals and fees at the Partnership’s Nederland terminal. These improvements were partially offset by lower throughput at the Partnership’s refined products and refinery terminals.

Crude Oil Pipeline System

Operating income for the second quarter 2011 increased from the prior year period to a record level due primarily to expanded crude oil volumes and margins, which benefited from market-related opportunities and the contango market structure. Operating income associated with the Partnership’s acquisitions of additional joint venture interests further contributed to this increase.

Financing Update

Net interest expense was comparable to the prior year period. Higher interest expense related to the $100 million note from affiliate, which was utilized to partially finance the acquisition of a butane blending business in July 2010, was partially offset by an increased level of capitalized interest associated with the Partnership’s expansion capital program. At June 30, 2011, the Partnership’s total debt balance was $1.5 billion, including $265 million of borrowings under our revolving credit facilities.

CAPITAL EXPENDITURES

	Six Months Ended June 30,
	2011	2010
	(in millions)
Maintenance capital expenditures	$10	$14
Expansion capital expenditures	158	62

Total	$168	$76

Expansion capital for the second quarter 2011 includes the $99 million acquisition of a controlling financial interest in Inland Corporation, projects to expand upon the Partnership’s butane blending business, increase tankage at the Nederland facility and expand the Partnership’s refined products platform in the southwest United States. Excluding major acquisitions and previously announced major projects, the Partnership expects to invest $100 to $150 million in expansion capital.

INVESTOR CALL

An investor call with management regarding the Partnership’s second quarter results is scheduled for Tuesday July 26 at 5:00 pm ET. Those wishing to listen can access the call by dialing (USA toll free) 888-889-4955; International (USA toll) 312-470-0130 and request “Sunoco Logistics Partners Earnings Call, Conference Code - Sunoco Logistics”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 800-239-4499. International callers should dial 402-220-9696.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Refined Products Pipeline System consists of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States and equity interests in four refined products pipelines. The Terminal Facilities consist of approximately 39 million shell barrels of refined products and crude oil terminal capacity (including approximately 21 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Crude Oil Pipeline System consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended June 30,
	2011	2010	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$2,424	$2,029	$395
Other income	4	10	(6)

Total revenues	2,428	2,039	389
Cost of products sold and operating expenses	2,266	1,939	327
Depreciation and amortization expense	19	14	5
Selling, general and administrative expenses	22	16	6

Total costs and expenses	2,307	1,969	338

Operating Income	121	70	51
Interest cost and debt expense	21	20	1
Capitalized interest	(2)	(1)	(1)

Income Before Provision for Income Taxes	102	51	51

Provision for income taxes	6	—	6

Net Income	$96	$51	$45
Net Income attributable to noncontrolling interests	2	—	2

Net Income attributable to Sunoco Logistics Partners L.P.	$94	$51	$43

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$94	$51	$43
Less: General Partner’s interest	(14)	(11)	(3)

Limited Partners’ interest in Net Income	$80	$40	$40

Net Income per Limited Partner unit:
Basic	$2.42	$1.30

Diluted	$2.40	$1.29

Weighted Average Limited Partners’ units outstanding:
Basic	33.1	31.0

Diluted	33.3	31.2

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Six Months Ended June 30,
	2011	2010	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$4,682	$3,709	$973
Other income	6	18	(12)

Total revenues	4,688	3,727	961
Cost of products sold and operating expenses	4,411	3,533	878
Depreciation and amortization expense	37	29	8
Selling, general and administrative expenses	44	37	7

Total costs and expenses	4,492	3,599	893

Operating Income	196	128	68
Interest cost and debt expense	42	36	6
Capitalized interest	(3)	(2)	(1)

Income Before Provision for Income Taxes	157	94	63

Provision for income taxes	11	—	11

Net Income	$146	$94	$52
Net Income attributable to noncontrolling interests	4	—	4

Net Income attributable to Sunoco Logistics Partners L.P.	$142	$94	$48

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$142	$94	$48
Less: General Partner’s interest	(26)	(21)	(5)

Limited Partners’ interest in Net Income	$116	$73	$43

Net Income per Limited Partner unit:
Basic	$3.50	$2.36

Diluted	$3.48	$2.35

Weighted Average Limited Partners’ units outstanding:
Basic	33.1	31.0

Diluted	33.3	31.2

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(unaudited)

	Three Months Ended June 30,
	2011	2010	Variance
	(in millions)
Refined Products Pipeline System(1):
Sales and other operating revenue	$29	$31	$(2)
Other income	4	4	—

Total revenues	33	35	(2)
Operating expenses	15	13	2
Depreciation and amortization expense	4	4	—
Selling, general and administrative expenses	6	5	1

Operating income	$8	$13	$(5)

Terminal Facilities:
Sales and other operating revenue	$87	$59	$28
Other income	—	1	(1)

Total revenues	87	60	27
Cost of products sold and operating expenses	36	22	14
Depreciation and amortization expense	8	5	3
Selling, general and administrative expenses	9	5	4

Operating income	$34	$28	$6

Crude Oil Pipeline System (2):
Sales and other operating revenue	$2,308	$1,939	$369
Other income	—	5	(5)

Total revenues	2,308	1,944	364
Cost of products sold and operating expenses	2,215	1,904	311
Depreciation and amortization expense	7	5	2
Selling, general and administrative expenses	7	6	1

Operating income	$79	$29	$50

(1)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of this acquisition, the Partnership accounted for this entity as a consolidated subsidiary from the acquisition date.

(2)

In July 2010, the Partnership acquired additional interests in the Mid-Valley and West Texas Gulf crude oil pipelines, which previously had been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates.

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(unaudited)

	Six Months Ended June 30,
	2011	2010	Variance
	(in millions)
Refined Products Pipeline System(1):
Sales and other operating revenue	$56	$61	$(5)
Other income	6	6	—

Total revenues	62	67	(5)
Operating expenses	28	26	2
Depreciation and amortization expense	8	8	—
Selling, general and administrative expenses	13	12	1

Operating income	$13	$21	$(8)

Terminal Facilities:
Sales and other operating revenue	$174	$114	$60
Other income	—	1	(1)

Total revenues	174	115	59
Cost of products sold and operating expenses	79	42	37
Depreciation and amortization expense	16	11	5
Selling, general and administrative expenses	16	12	4

Operating income	$63	$50	$13

Crude Oil Pipeline System (2):
Sales and other operating revenue	$4,452	$3,534	$918
Other income	—	11	(11)

Total revenues	4,452	3,545	907
Cost of products sold and operating expenses	4,304	3,465	839
Depreciation and amortization expense	13	10	3
Selling, general and administrative expenses	15	13	2

Operating income	$120	$57	$63

(1)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of this acquisition, the Partnership accounted for this entity as a consolidated subsidiary from the acquisition date.

(2)

In July 2010, the Partnership acquired additional interests in the Mid-Valley and West Texas Gulf crude oil pipelines, which previously had been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	June 30, 2011	December 31, 2010
	(in millions)
Balance Sheet Data:

Cash and cash equivalents	$6	$2

Revolving credit facilities (1)	$265	$31
Note from affiliate - due May 2013	100	100
Senior Notes	1,098	1,098

Total Debt	$1,463	$1,229

Sunoco Logistics Partners L.P. Partners’ equity	$1,006	$965
Noncontrolling interests	98	77

Total Equity	$1,104	$1,042

(1)	As of June 30, 2011, the Partnership had available borrowing capacity of $192 million under its revolving credit facilities.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in millions)		(in millions)
Operating Income
Refined Products Pipeline System	$8	$13	$13	$21
Terminal Facilities	34	28	63	50
Crude Oil Pipeline System	79	29	120	57

Total Operating Income	$121	$70	$196	$128

Operating Highlights

Refined Products Pipeline System:(1)(2)
Refined products pipeline throughput (thousands of bpd)	471	519	441	488
Revenue per barrel of pipeline throughput (cents)	69.1	66.5	70.4	68.6

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	479	487	479	473
Nederland terminal	771	684	734	705
Refinery terminals	393	471	391	484

Crude Oil Pipeline System:

Crude oil pipeline throughput (thousands of bpd)(3)	1,641	906	1,568	872
Crude oil purchases at wellhead (thousands of bpd)	196	191	193	188
Gross margin per barrel of pipeline throughput (cents) (3)(4)	57.8	35.7	47.4	37.8
Average crude oil price (per barrel)	$102.55	$77.99	$98.42	$78.39

(1)	Excludes amounts attributable to equity interests which are not consolidated.
(2)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of this acquisition, the Partnership accounted for this entity as a consolidated subsidiary from the acquisition date. Volumes for the three and six months ended June 30, 2011 of 72 and 36 thousand bpd, respectively, and the related revenue per barrel, have been included in the refined products pipeline throughput and revenue per barrel. From the date of acquisition, this pipeline had actual throughput of approximately 143 thousand bpd for the three and six months ended June 30, 2011. The amounts presented for the three and six month periods ended June 30, 2010 exclude amounts attributable to this system.

(3)

In July 2010, the Partnership acquired additional interests in the Mid-Valley and West Texas Gulf crude oil pipelines, which previously had been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates. Volumes for the three and six months ended June 30, 2011 of 717 and 687 thousand bpd, respectively, and the related gross margin, have been included in the crude oil pipeline throughput and gross margin per barrel of throughput. The amounts presented for the three and six month periods ended June 30, 2010 exclude amounts attributable to these systems.

(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in millions)		(in millions)
Net Income attributable to Sunoco Logistics Partners L.P.	$94	$51	$142	$94
Add: Interest expense, net	19	19	39	34
Add: Depreciation and amortization	19	14	37	29
Add: Provision for income taxes	6	—	11	—

EBITDA(1)	138	84	229	157
Less: Interest expense, net	(19)	(19)	(39)	(34)
Less: Maintenance capital expenditures	(7)	(10)	(10)	(14)
Less: Provision for income taxes	(6)	—	(11)	—

Distributable cash flow(1)	$106	$55	$169	$109

(1)

Management of the Partnership believes EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses. Reconciliations of these measures to the comparable GAAP measure are provided in the tables accompanying this release.